    Exhibit 99.1

FOR IMMEDIATE RELEASE
PENSKE AUTOMOTIVE GROUP ANNOUNCES ADDITIONAL SECURITIES REPURCHASE AUTHORITY OF $250 MILLION

BLOOMFIELD HILLS, MI, February 17, 2023 -- Penske Automotive Group, Inc. (NYSE: PAG), a diversified international transportation services company and one of the world's premier automotive and commercial truck retailers, today announced that its Board of Directors delegated to management $250 million in authority to repurchase the Company’s outstanding securities. This repurchase authority is in addition to previously announced repurchase authority, of which $3.6 million remained outstanding as of February 7, 2023. The authority has no expiration. In 2022, the Company repurchased 8.2 million shares of its common stock, representing approximately 10.6% of the Company’s shares outstanding at the beginning of 2022, for an aggregate purchase price of $886.5 million. From January 1, 2023, through February 7, 2023, the Company repurchased 0.6 million shares for an aggregate purchase price of $70.7 million.
Under the securities repurchase program, the Company may, as market conditions warrant, purchase its outstanding common stock or debt on the open market, in privately negotiated transactions, via a tender offer, through a pre-arranged trading plan, pursuant to the terms of an accelerated share repurchase program, or by other means. The decision to make repurchases will be based on factors such as general economic and industry conditions, the market price of the relevant security versus the Company’s view of its intrinsic value, the potential impact of such repurchases on the Company’s capital structure, and the Company’s consideration of any alternative uses of its capital, such as for acquisitions, the repayment of existing indebtedness, and strategic investments in its current businesses, in addition to any then-existing limits imposed by the Company’s finance agreements and securities trading policy. The program does not require the Company to repurchase any specific number of securities, and may be modified, suspended or terminated at any time without further notice.
About Penske Automotive
Penske Automotive Group, Inc., (NYSE: PAG) headquartered in Bloomfield Hills, Michigan, is a diversified international transportation services company and one of the world's premier automotive and commercial truck retailers. PAG operates dealerships in the United States, the United Kingdom, Canada, Germany, Italy, and Japan and is one of the largest retailers of commercial trucks in North America for Freightliner. PAG also distributes and retails commercial vehicles, diesel and gas engines, power systems, and related parts and services principally in Australia and New Zealand. PAG employs over 26,500 people worldwide. Additionally, PAG owns 28.9% of Penske Transportation Solutions ("PTS"), a business that employs over 41,500 people worldwide, manages one of the largest, most comprehensive and modern trucking fleets in North America with over 414,500 trucks, tractors, and trailers under lease, rental, and/or maintenance contracts and provides innovative transportation, supply chain, and technology solutions to its customers. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes. For additional information, visit the Company’s website at www.penskeautomotive.com.
Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.'s financial performance and future plans. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others, those related to macro-economic, geo-political and industry conditions and events, including their impact on new and used vehicle sales, the availability of consumer credit, changes in consumer demand, consumer confidence levels, fuel prices, personal discretionary spending levels, interest rates, and unemployment rates; our ability to obtain vehicles and parts from our manufacturers, especially in light of supply chain disruptions due to natural disasters, the shortage of microchips or other components, the COVID-19 pandemic, the war in Ukraine, challenges in sourcing labor, or other disruptions; changes in the retail model either from direct sales by manufacturers, a transition to an agency model of sales, sales by online competitors, or from the expansion of electric vehicles; the continued effect of COVID-19 on the global economy, including our ability to react effectively to changing business conditions in light of the COVID-19 pandemic; the rate of inflation, including its impact on vehicle affordability; changes in interest rates and foreign currency exchange rates; our ability to consummate and integrate acquisitions; with respect to PTS, changes in the financial health of its customers, labor strikes or work stoppages by its employees, a reduction in PTS’ asset utilization rates, continued availability from truck manufacturers and suppliers of vehicles and parts for its fleet, changes in values of used trucks which affects PTS’ profitability on truck sales and regulatory risks and related compliance costs; our ability to realize returns on our significant capital investment in new and upgraded dealership facilities; our ability to navigate a rapidly changing automotive and truck landscape; our ability to respond to new or enhanced regulations in both our domestic and international markets relating to automotive dealerships and vehicles sales, including those related to emissions standards, as well as changes in consumer sentiment relating to commercial truck sales that may hinder our or PTS' ability to maintain, acquire, sell, or operate trucks; the success of our distribution of commercial vehicles, engines, and power systems; natural disasters; recall initiatives or other disruptions that interrupt the supply of vehicles or parts to us; the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group's business, markets, conditions, risks, and other uncertainties, which could affect Penske Automotive Group's future performance. The risks and uncertainties discussed above are not exhaustive and additional risk and uncertainties are addressed in Penske Automotive Group's Form 10-K for the year ended December 31, 2021, Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings with the Securities and Exchange Commission ("SEC"). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

Inquiries should contact:

Shelley Hulgrave	Anthony Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2812	248-648-2540
shulgrave@penskeautomotive.com	tpordon@penskeautomotive.com

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